Exhibit 8.1

7 October, 2005

A-Max Technology Limited 10/F, A-Max Technology Tower 12-16 Fui Yiu Kok Street, Tsuen Wan New Territories Hong Kong	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	2842 9522 cltan@cdp.bm TCL/M#804893/195064(HK)

Dear Sirs,

A-Max Technology Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with an initial public offering of certain ordinary shares in the Company in the form of American Depositary Shares (the “Shares”) as described in the prospectus (the “Prospectus”) contained in the Company’s registration statement on Form F-1 originally filed with the United States Securities and Exchange Commission on September 13, 2005, and as amended up to 7 October, 2005 (the “Registration Statement”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement.

We have also reviewed (1) the memorandum of association and the bye-laws of the Company as amended on 17 June, 2005, (2) a copy of a tax assurance given under the hand of the Registrar of Companies for the Minister of Finance on 2 April, 2004 and in effect until 28 March, 2016, and (3) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; and (ii) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us.

A-Max Technology Limited 7 October, 2005 Page 2	CD&P

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to Bermuda tax matters set forth under the caption “Taxation—Bermuda taxation” in the Prospectus are true and accurate based on current law and practice at the date of this letter and that such statements constitute our opinion.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part, and the reference to us under the captions “Legal matters”, “Taxation” and “Enforceability of civil liabilities” in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933 as amended.

Yours faithfully,

/s/ CONYERS DILL & PEARMAN